Exhibit 99.1

FOR IMMEDIATE RELEASE

HECKMANN CORPORATION AND ENERGY TRANSFER PARTNERS, L.P. SIGN

AGREEMENT TO PROVIDE TURNKEY SOLUTIONS FOR WATER FLOWS CREATED BY OIL

AND GAS DRILLING

Palm Desert, CA — February 9, 2010 — Heckmann Corporation (NYSE: HEK) and Energy Transfer Partners, L.P. (NYSE: ETP) today announced that they have entered into an agreement to develop and implement transportation and treatment solutions for supply, drilling, flow back, produced, and other types of discharged waters generated in the Marcellus and Haynesville Shale natural gas development areas. The venture will be jointly funded and operated by the two companies on a 50/50 basis and is designed to exploit the parties’ combined expertise in developing pipeline infrastructure and corresponding treatment facilities.

Heckmann and ETP have identified several potential projects and have begun the engineering and preliminary permitting necessary to proceed with construction of water pipelines, treatment, and other related facilities. According to U.S. Geological Survey estimates, the Marcellus Shale fields contain the largest prospective natural gas reserves in North America, second only to the Haynesville Shale. The venture is building an organization to deliver the systems and solutions demanded by oil and natural gas producers in these areas.

Richard J. Heckmann, Chairman and CEO of Heckmann Corporation commented, “We recently completed and are operating our 50-mile produced water pipeline and disposal facility in the Haynesville Shale in Louisiana and Texas. We are now looking forward to working with our partners at ETP to deliver solutions for the over 5 billion gallons of produced water per year and demand for over 12 billion gallons per year of frac fluids in the Northeast as well as the area in which we now operate. We believe that our combined experience with the installation and operation of pipeline systems and the access we have to the technologies necessary to treat and recycle the water will be of great help to the producers of natural gas and oil, and to other producers of complicated water streams.”

About Heckmann Corporation

Heckmann Corporation (NYSE: HEK) was created to buy and build companies in the water sector. On January 30, 2010, the Company completed its 50-mile water disposal pipeline in the Haynesville Shale which can treat and dispose up to 100,000 barrels of water per day. The Company owns a network of 8 disposal wells with 4 additional wells available for expansion. The completion of the pipeline makes the Company one of the largest handlers of produced water in North America. In October of 2008, the Company acquired China Water & Drinks, Inc., and now operates eight bottled water facilities in the Peoples Republic of China with Coca Cola as its largest customer. The Company also makes strategic minority interest investments, such as its recent investment in water infrastructure solutions and pipeline provider Underground Solutions, Inc. (OTC: UGSI), and its minority investment in China Bottles, a bottle equipment manufacturing company in China. Interested stockholders and investors can access additional information about Heckmann on the Company’s web site at www.heckmanncorp.com, and in documents filed with the U.S. Securities and Exchange Commission, on the SEC’s web site at www.sec.gov

Heckmann Corporation

About Energy Transfer

Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Colorado, Louisiana, New Mexico, and Utah, and owns the largest intrastate pipeline system in Texas. ETP’s natural gas operations include gathering and transportation pipelines, treating and processing assets, and three storage facilities located in Texas. ETP currently has more than 17,500 miles of pipeline in service and has a 50% interest in joint ventures that have approximately 500 miles of interstate pipeline in service. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country.

Energy Transfer Equity, L.P. (NYSE:ETE) owns the general partner of Energy Transfer Partners and approximately 62.5 million ETP limited partners units.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in the Company’s filings with the Securities and Exchange Commission and available at www.sec.gov as well as the Company’s website at www.heckmanncorp.com. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Heckmann Corporation Investor Relations Contact: Kristen McNally The Piacente Group, Inc. Tel. +1 212 481 2050 heckmann@tpg-ir.com	Company Contacts: Dick Heckmann / Don Ezzell Tel: +1 760 341-3606

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